Exhibit 10.1

2010 Qwest Management Annual Incentive Plan Summary

Purpose

Qwest Communications International Inc.’s compensation philosophy is to pay for performance.  The purpose of this incentive plan is to tie a portion of each participant’s compensation to corporate goals and individual achievements.

Eligibility

Except as set forth below, all Qwest management employees in non-sales-commissioned positions who are on the payroll during 2010 and who remain on the payroll until the “close date”, two weeks prior to the pay out date, are eligible to participate in the 2010 Qwest Management Annual Incentive Plan.  If an incentive payment is approved for 2010, pay out is expected to occur during the first quarter of 2011.

Employees are ineligible for a payment if their employment terminates, either voluntarily or involuntarily, prior to the program close date; if they are hired after September 30, 2010; if they are on other incentive plans (e.g., sales compensation plans); if they are rated “Unacceptable” by their supervisor or, in the discretion of the supervisor, their performance and/or behavior does not warrant a payout. In addition, occupational employees, interns, contract employees and temporary employees are ineligible for a payment.

Calculation

The incentive payment is calculated as follows:

Base Salary	X	Target Percentage	X	Qwest Performance Percentage (on a Scale of 0-150%)	X	Individual Performance Percentage (on a Scale of 0-150%)	=	Incentive Payment

Target Percentage

The target percentage used to calculate the payment is expressed as a percentage of base salary. The target percentage varies based on an employee’s job responsibility and impact on the business.

Qwest Performance Percentage

The Qwest performance percentage is based on two components: Corporate Performance and Business Unit Performance, and will be scored between 0% -150% for each of the performance measures described below.

1)             Corporate Performance (60% for all employees)

Corporate Performance is determined by the weighted average of the following:

Revenue (total company)  (20%)

EBITDA (total company)  (30%)

Free Cash Flow (total company)  (30%)

Imperatives (total company)  (20%)

2)             Business Unit Performance (40% for all employees)

a.               Revenue Generating Business Units Performance

Revenue Generating Business Unit Performance is determined by the weighted average of the following:

1)

BMG:

Revenue (40%)

Segment Income (40%)

Imperatives (20%)

Qwest reserves the right to amend or cancel this plan either retroactively or prospectively or otherwise make adjustments that it may deem necessary or appropriate in its sole discretion.

2)

Wholesale:

Revenue (20%)

Segment Income (60%)

Imperatives (20%)

3)

Mass Markets:

Revenue (40%)

Segment Income (40%)

Imperatives (20%)

b.               Information Technologies Performance

IT Performance is determined by the weighted average of::

Revenue (total company) (20%)

Segment Income (total company) (40%)

Capital Expenditures (20%)

Imperatives (20%)

c.               Network Operations Performance

Network Performance is determined by the weighted average of:

Segment Income (total company) (20%)

Capital Expenditures (30%)

Network Expense (30%)

Imperatives (20%)

d.               Executive, Human Resources, Corporate Communications, Corporate Strategy, Finance, Legal, Risk Management, Government Relations, and Public Policy Performance is determined by the average of BMG, Wholesale, Mass Markets and Network performance.

All performance targets for each measure will be established at the beginning of 2010 and approved by the Board of Directors.

Individual Performance Percentage

The individual performance percentage is determined in an evaluation by the supervising manager of overall employee performance compared to established performance objectives and behaviors exhibited by the employee compared to Qwest’s core attributes and values.

Each of the above financial performance targets may be based on non-GAAP measures including adjustments to the reported GAAP financial statements as determined at the end of the year and approved by the Board of Directors.  Imperative achievement is based on a qualitative evaluation of non-financial performance objectives.  The Board of Directors will certify performance attainment and approve payout prior to payout date.  The Board of Directors may consider the impact of any one time or unusual items in determining the percentage achievement of any performance target.

Nothing in the 2010 Qwest Management Annual Incentive Plan is intended to modify the “At-Will” nature of Qwest employees’ employment.  All Qwest management employees are employed “At-Will.”  This means either the employee or the company may terminate the employee’s employment with or without cause at any time, and without advance notice, procedure or formality.